Orion Marine Group, Inc. Announces New Corporate Name HOUSTON, TEXAS, May 24, 2016 -- Orion Marine Group, Inc. (NYSE: ORN) (the “Company”), a leading construction company, today announced a new corporate name and logo. The Board of Directors of Orion Marine Group is pleased to announce it has approved a name change to Orion Group Holdings, Inc. to encompass the breadth of services for each of the Company’s business segments. The Company’s Heavy Civil Marine Construction segment will continue to operate under the Orion Marine Group brand and logo. Additionally, the Company’s Commercial Concrete segment will continue to operate under the TAS Commercial Concrete brand and logo. "This change is an exciting step in the continued growth and development of our Company," commented Mark Stauffer, Orion Group Holding’s President and Chief Executive Officer. “As the parent entity evolves, we believe the Orion Group Holdings brand will more effectively communicate the strategic vision and goals of the Company to all of its stakeholders. For our customers, nothing will change. Our operations will continue with the same names and branding they previously had, and our customers will continue to receive high quality service and project execution that meets their needs.” The Company will continue its listing on the NYSE under the ticker ORN and its new corporate website will be www.oriongroupholdingsinc.com. About Orion Group Holdings Orion Group Holdings, Inc., a leading specialty construction company, provides services both on and off the water in the continental United States, Alaska, Canada and the Caribbean Basin through its heavy civil marine construction segment and its commercial concrete segment. The Company’s heavy civil marine construction segment services includes marine transportation facility construction, marine pipeline construction, marine environmental structures, dredging of waterways, channels and ports, environmental dredging, design, and specialty services. Its commercial concrete segment provides turnkey concrete construction services including pour and finish, dirt work, layout, forming, rebar, and mesh across the light commercial, structural and other associated business areas. The Company is headquartered in Houston, Texas with regional offices throughout its operating areas. SOURCE: Orion Group Holdings, Inc. Orion Group Holdings, Inc. David Griffith, Investor Relations Manager (713) 852-6582